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                                                                   EXHIBIT 10.31

                                 AQUA-CHEM, INC.
                                  P.O. BOX 421
                               MILWAUKEE, WI 53201


                                October 15, 1999


Mr. David Tenniswood
1080 Pilgrim Street
Birmingham, MI 48009-4613

Dear David:

         I am pleased to advise that the Aqua-Chem, Inc. ("AQM") Board of Directors met today and unanimously approved that an offer of employment be extended to you. If the arrangements described herein are acceptable, please so indicate by signing and returning the enclosed copy of this letter which will then serve as your employment agreement with AQM. The suggested terms are as follows:

         POSITION AND DUTIES. You will become a full time employee of AQM and serve as its President and Chief Executive Office, reporting directly to the Board of Directors. Your duties will consist of those traditionally associated with the positions of President and CEO and you agree to devote your full business time and best efforts to the performance of such duties. The preceding requirements shall not preclude occasional involvement in your family business or serving on boards of directors, provided that the same do not materially interfere with the performance of your duties hereunder.

         COMPENSATION. Your salary will be Nine Thousand Dollars ($9,000) per week which, after reduction for withholding required by law, will be paid semi-monthly in accordance with AQM's normal payroll practices. In addition, you will be entitled to four weeks paid vacation per employment year and will be eligible to participate in all fringe benefit programs (other than short term and long term incentive compensation plans) AQM from time to time elects to make available to its executive employees. In lieu of participation in AQM's short term and long term incentive compensation plans, you will be provided with stock options as hereinafter set forth.

         STOCK OPTIONS. Prior to October 31, 1999, the terms of a non-statutory stock option arrangement will be finalized and a formal stock option agreement executed. The stock option arrangements will be structured with the goal of providing you with the opportunity for Two Million Five Hundred Thousand Dollars ($2,500,000) of appreciation (i.e., the difference between the projected future value of a share of AQM Common Stock and the initial option price of $3.75 per share multiplied by the number of shares covered by the option) on the assumption of a future Common Stock value equal to a multiple of eight times targeted EBITDA minus senior obligations to retire debt and preferred stock. While the goal is $2,500,000 of appreciation, the actual value of the option program will, of course, be dependent upon the actual price at which AQM is sold and could be more or less than such amount. The options will be fully vested and exercisable immediately upon granting. In the event your employment terminates prior to a sale of AQM, AQM will have the right but not the obligation: (A) to the extent the options have not been exercised, to terminate the options by paying you an amount equal to (i) the number of shares covered by the unexercised options, multiplied by an amount
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         equal to (ii) the value of a share of AQM Common Stock on the date of termination of employment as determined by an investment banking firm selected by the AQM Board of Directors minus the initial option price of $3.75 per share, and (B) to the extent the options have been exercised, to require you to sell the stock back to AQM at a per share price equal to the value of a share of AQM Common Stock on the date of termination of employment as determined by an investment banking firm selected by the AQM Board of Directors. Notwithstanding anything to the contrary herein, if for any reason the stock option arrangements have not been finalized by October 31, 1999, either AQM or you shall have the right to terminate this agreement without further liability to the other except for AQM's obligations for accrued but unpaid salary to the date of such termination as set forth above and your confidentiality and non-disclosure obligations as hereinafter set forth.

         EXPENSE REIMBURSEMENT. AQM understands that you will be commuting on a weekly basis from Birmingham, Michigan and does not expect you to relocate to Milwaukee. You will be responsible for all living expenses in Milwaukee and commuting expenses between Birmingham and Milwaukee. AQM will reimburse you for other ordinary and necessary business expenses in accordance with AQM's normal expense reimbursement policies applicable to all employees as in effect from time to time.

         TERM. The employment term shall commence on October 18, 1999 and shall continue until terminated for any reason or no reason by either you or AQM upon thirty days prior written notice to the other party. Your employment shall also automatically terminate upon your death or "disability" as defined in the AQM long term disability insurance plan as in effect from time to time. Upon termination of your employment and the payment in full of all accrued by unpaid salary through the date of termination and all other amounts due you pursuant to the express terms of this agreement and those of the AQM fringe benefit programs in which you are a participant, AQM shall have no further obligation or liability to you in connection with your employment or the termination thereof.

         RESTRICTIONS. You agree to be bound by the terms of the standard AQM Confidentiality and Non-Disclosure Agreement, a copy of which is attached hereto and by this reference incorporated herein. You also agree that for a period of two years following the termination of your employment you will not (i) attempt to hire any person who was employed by AQM during the twelve month period preceding the date of termination of employment or (ii) directly or indirectly provide services to any company that during such twelve month period competed with any business conducted by AQM. The foregoing restriction as to the performance of services shall (i) be limited to the United States and those foreign countries within which AQM directly or through its independent sales representatives sold products or actively solicited orders for its products (other than by general advertisements) during the preceding twelve month period and (ii) not preclude your providing services to a company which among its businesses includes businesses which compete with AQM, provided that your are not directly or indirectly involved in such competing businesses.

         MISCELLANEOUS. This letter agreement contains the entire agreement of the parties, may be amended only by a written instrument signed by the parties and shall be governed by the laws of Wisconsin. The parties hereby agree that the proper venue for the resolution of any disputes will be the Milwaukee County Circuit Court.

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                  If you are in agreement with the preceding, please so indicate by signing and returning the enclosed copy of this letter. All of the members of the AQM Board are pleased that you are taking on this project and look forward to working with you.

                                            Sincerely,

                                            Aqua-Chem, Inc.


                                            By /s/ James A. Kettinger
                                               -----------------------



    Agreed to and accepted as of the 19th day of October, 1999.


                                            /s/ David M. Tenniswood
                                            -----------------------
                                            David Tenniswood